Exhibit 99(h)(24)

RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

This RULE 12d1-4 FUND OF FUNDS INVESTMENT AGREEMENT, dated as of January 19, 2022, is by and between (i) Ohio National Fund, Inc. (the “Acquiring Investment Company”), a corporation organized under the laws of the State of Maryland, on behalf of its separate series listed on Schedule A (each, an “Acquiring Fund”), severally and not jointly; and (ii) DFA Investment Dimensions Group Inc. (the “Acquired Investment Company”), a corporation organized under the laws of the State of Maryland, on behalf of its separate series listed on Schedule B (each, an “Acquired Fund”), severally and not jointly.

WHEREAS, each of the Acquiring Investment Company and the Acquired Investment Company is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, and Section 12(d)(1)(B) of the 1940 Act limits the extent to which a registered investment company, its principal underwriter (the “Distributor”), or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies; and

WHEREAS, the Acquiring Investment Company is operated as a series investment company, and each Acquiring Fund is a series of the Acquiring Investment Company, having its own assets and liabilities and investing in securities in accordance with its own investment objectives and policies, as described in the registration statement for the Acquiring Funds and the Acquiring Investment Company; and

WHEREAS, the Acquired Investment Company is operated as a series investment company, and each Acquired Fund is a series of the Acquired Investment Company, having its own assets and liabilities and investing in securities in accordance with its own investment objectives and policies, as described in the registration statements for the Acquired Funds and the Acquired Investment Company; and

WHEREAS, certain Acquired Funds are feeder funds (“Feeder Funds”) that invest substantially all of their assets in corresponding master funds (“Master Funds”) in accordance with Section 12(d)(1)(E) of the 1940 Act; and

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the shares of the Acquired Funds (“Shares”), in excess of the limits of Section 12(d)(1)(A) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of registered investment companies, such as the Shares of the Acquired Funds, in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the terms and conditions of the Rule; and

WHEREAS, under the Rule, prior to acquiring Shares in excess of the limits imposed by Section 12(d)(1)(A), the Acquiring Investment Company, on behalf of the Acquiring Funds, must enter into a written agreement with the Acquired Investment Company, on behalf of the applicable Acquired Funds; and

WHEREAS, under the Rule, prior to an Acquired Fund, the Distributor, or a Broker knowingly selling Shares in excess of the limits imposed by Section 12(d)(1)(B), the Acquired Investment Company, on behalf of the Acquired Funds, must enter into a written agreement with the Acquiring Investment Company, on behalf of the applicable Acquiring Funds; and

WHEREAS, an Acquiring Fund, from time to time, may invest in Shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

WHEREAS, an Acquired Fund, the Distributor, or a Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule; and

NOW THEREFORE, in accordance with the Rule, the Acquiring Investment Company, on behalf of the Acquiring Funds, and the Acquired Investment Company, on behalf of the Acquired Funds, desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, the Distributor, or a Broker may sell Shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.	Terms of Investment

(a) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist Dimensional Fund Advisors LP (“Dimensional”), the Acquired Funds’ investment adviser, with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i) In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s then-current registration statement, as supplemented from time to time, the Acquired Fund may honor any redemption request partially or wholly in-kind.

(ii) Timing/advance notice of redemptions. The Acquiring Fund will use reasonable efforts to spread large redemption requests over multiple days or to provide advance notification of redemption requests to the Acquired Fund(s) whenever practicable and consistent with the Acquiring Fund’s best interests. This provision will apply to redemption requests that are greater than 2.5% of an Acquired Fund’s total outstanding Shares, or such other reasonable amount that the Acquired Fund identifies in writing. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

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(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investments in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b) An Acquiring Fund and its advisory group, as that term is defined in the Rule (the “Advisory Group”), individually and in the aggregate, will not hold or beneficially own more than 25% of the total outstanding Shares of an Acquired Fund or otherwise control an Acquired Fund within the meaning of Section 2(a)(9) of the 1940 Act. The Acquired Investment Company may redeem (in cash or in kind) Shares held by an Acquiring Fund in an amount necessary to reduce the holdings or beneficial ownership of the Acquiring Fund and its Advisory Group to or below 25% of the total outstanding Shares of such Acquired Fund. For purposes of this Section 1(b), an Acquiring Fund that acquires Shares of an Acquired Fund that is a Feeder Fund will be considered to have acquired Shares of the Feeder Fund and the Feeder Fund’s Master Fund, and the procedures described in this Section will apply to the Acquiring Fund’s ownership of Shares of the Feeder Fund and the Feeder Fund’s Master Fund.

No Acquired Fund shall be obligated to sell any Shares to any Acquiring Fund and an Acquired Fund may reject any purchase order for any reason, including if the Acquired Investment Company believes that rejection of a purchase order is in the best interests of an Acquired Fund or following a resolution of the Board of Directors of the Acquired Investment Company to liquidate an Acquired Fund. No Acquiring Fund will (i) acquire Shares of an Acquired Fund that invests directly in portfolio securities (a “Stand Alone Acquired Fund”) that would result in the Acquiring Fund and other members of the Advisory Group owning Shares of the Stand Alone Acquired Fund in excess of 25% of the total outstanding Shares of such Stand Alone Acquired Fund, or (ii) acquire Shares of an Acquired Fund that is a Feeder Fund that would result in the Acquiring Fund (indirectly) owning Shares in the Acquired Fund’s corresponding Master Fund in excess of 25% of the total outstanding Shares of such Master Fund. Schedule B to this Agreement indicates which Acquired Funds are Stand Alone Acquired Funds, Feeder Funds, and Master Funds. For purposes of this Section 1(b), an Acquiring Fund that acquires Shares of an Acquired Fund that is a Feeder Fund will be considered to have acquired Shares of the Feeder Fund and the Feeder Fund’s Master Fund. The Acquiring Investment Company hereby acknowledges that, if an Acquiring Fund’s indirect ownership of Shares in the Acquired Fund’s Master Fund (aggregated with the indirect ownership by other members of the Advisory Group) is determined to exceed the limitations of this Section 1(b), the Acquired Fund may redeem such amount of its Shares owned by the Acquiring Fund sufficient to comply with this Section 1(b).

The foregoing provisions relating to control shall not apply if the Acquiring Fund’s investment sub-adviser or any person controlling, controlled by, or under common control with such investment sub-adviser acts as an Acquired Fund’s investment adviser or depositor, consistent with the Rule.

At the time of an Acquiring Fund’s investment in Shares of an Acquired Fund in excess of the limit in Section 12(d)(1)(A)(i), the Acquiring Investment Company will notify the Acquired Investment Company immediately of the investment (which notification may be via email to the contact(s) identified in this Agreement). At such time, the Acquiring Investment Company also will transmit to the Acquired Investment Company a list (the “List”) of the name of each entity comprising its Advisory Group. The Acquiring Investment Company will notify the Acquired Investment Company of any changes to the List as soon as reasonably practicable after a change occurs. Furthermore, for the avoidance of doubt, this Section 1(b) shall not, in any way, be construed to impose an affirmative obligation on an Acquired Investment Company, on behalf of its respective Acquired Fund, to monitor, notify, or redeem an Acquiring Fund’s ownership of Shares in an Acquired Fund.

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(c) In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. The parties agree that, absent unusual circumstances, such information shall be contained in the Acquired Funds’ registration statements, as supplemented from time to time, and shareholder reports.

2.	Representations, Warranties, and Agreements of the Acquired Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by an Acquired Fund, the Distributor, or a Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), each Acquired Fund represents, warrants, and agrees that it will, for as long as this Agreement remains in effect: (i) comply with all of the terms and conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the applicable Acquiring Fund in writing if such Acquired Fund fails to comply with (A) the terms and conditions of the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or (B) this Agreement.

3.	Representations, Warranties, and Agreements of the Acquiring Funds

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or knowing sale of Shares by an Acquired Fund, the Distributor, or a Broker to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B), each Acquiring Fund represents, warrants, and agrees that it will, for as long as this Agreement remains in effect: (i) comply with all of the terms and conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to the Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the applicable Acquired Fund in writing if such Acquiring Fund fails to comply with (A) the terms and conditions of the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or (B) this Agreement.

4.	Indemnification

Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Funds, including any principals, directors or trustees, officers, employees and agents of the applicable Acquired Investment Company (each, an “Acquired Investment Company Agent”), against and from any and all losses, expenses or liabilities incurred by or claims or actions (together, “Claims”) asserted against the Acquired Funds, including any Acquired Investment Company Agent, to the extent such Claims result from (i) a material violation or alleged material violation by an Acquiring Fund or any principals, directors or trustees, officers, employees or agents of the Acquiring Investment Company (each, an “Acquiring Investment Company Agent”) of any provision of this Agreement, (ii) a material violation or alleged material violation by an Acquiring Fund or an Acquiring Investment Company Agent of the terms and conditions of the Rule, or (iii) any untrue statement of a material fact contained in any Acquiring Fund’s registration statement or prospectus or any omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that no Acquiring Fund shall be liable for indemnifying any Acquired Fund for any Claims resulting from violations that result directly as a result of materially incomplete or inaccurate information provided by the Acquired Fund to the Acquiring Fund pursuant to this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

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Each Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Funds, including any principals, directors or trustees, officers, employees, and Acquiring Investment Company Agents, against and from any and all Claims asserted against the Acquiring Funds, including any Acquiring Investment Company Agent, to the extent such Claims result from (i) a material violation or alleged material violation by an Acquired Fund or any Acquired Investment Company Agent of any provision of this Agreement, (ii) a material violation or alleged material violation by an Acquired Fund or an Acquired Investment Company Agent of the terms and conditions of the Rule, or (iii) any untrue statement of a material fact contained in any Acquired Fund’s registration statement or prospectus or any omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided that no Acquired Fund shall be liable for indemnifying any Acquiring Fund for any Claims resulting from violations that result directly as a result of materially incomplete or inaccurate information provided by the Acquiring Fund to the Acquired Fund pursuant to this Agreement, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

No party to this Agreement shall be liable under this indemnification provision with respect to any special or consequential damages or any losses, claims, damages or liabilities to which an indemnified party would otherwise be subject by reason of such indemnified party’s willful misfeasance, bad faith, or gross negligence in the performance of such indemnified party’s duties or by reason of such indemnified party’s reckless disregard of its obligations or duties under this Agreement or the Rule.

The terms of this Section 4 are conditioned upon the party entitled to indemnification (“Indemnified Party”) giving notice to the party required to provide indemnification (“Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. Such notice will be given by any means of prompt delivery that provides confirmation of receipt to the address provided by each party in this Agreement. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be approved by the Indemnified Party (which approval shall not unreasonably be withheld), and that the Indemnified Party may participate in such defense at its expense. If the Indemnifying Party does not elect to assume the defense, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by it. The failure of the Indemnified Party to give notice as provided in this Section 4 shall not affect the Indemnified Party’s right to indemnification hereunder except to the extent that the Indemnifying Party’s interest are actually prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

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5.	Notices

All notices, including all information that a party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Funds: Todd Brockman Vice President, Mutual Funds c/o Ohio National Investments, Inc. P.O. Box 237 Cincinnati, OH 45231 Fax: (513) 794-4507	If to the Acquired Funds: Legal Department DFA Investment Dimensions Group Inc. 6300 Bee Caves Road, Building One Austin, TX 78746
With a copy to: Attn: Legal Department Ohio National Investments, Inc. P.O. Box 237 Cincinnati, OH 45231 Fax: (513)794-4645	With a copy to: GCG_Ops@dimensional.com

6.	Governing Law

This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland without regard to conflict of law principles, and the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable. To the extent that the applicable laws of the State of Maryland or any of the provisions herein conflict with the applicable provisions of the 1940 Act or other federal laws and regulations which may be applicable, the latter shall control. The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of Maryland for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

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7.	Term and Termination

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments by the Acquiring Funds in the Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 7.

(b) This Agreement shall continue, in its entirety or with respect to any particular Acquiring Fund or Acquired Fund, until (i) terminated in writing by either party upon 60 days’ written notice to the other party or (ii) immediately if the other party breaches any of its material obligations under this Agreement and such breach is not cured within 15 days following delivery of written notice of such breach; provided, however, that the provisions of Section 4 shall survive the termination of this Agreement. Upon termination of this Agreement, no Acquiring Fund may purchase additional shares of an Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. Upon termination of this Agreement with respect to any particular Acquiring Fund or Acquired Fund, the parties may not rely on the Rule with respect to any investment by such terminated Acquiring Fund in Shares of Acquired Funds or investment in Shares of such terminated Acquired Fund by Acquiring Funds.

8.	Miscellaneous

(a) Material Representations. It is understood that the name “Dimensional Fund Advisors,” “Dimensional,” “DFA” or any derivative thereof or logos associated with those names are the valuable property of Dimensional and its affiliates. The Acquired Investment Company hereby consents to the Acquiring Investment Company’s use of the name of the Acquired Investment Company’s Acquired Funds and the names of their affiliates in the Acquiring Funds’ disclosure documents and, to the extent required, necessary, or advisable, in shareholder communications for so long as this Agreement is valid. No party hereto, or any of their affiliates, shall use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, derivatives or simulation thereof, of any other party hereto, or any of their affiliates, for any purpose, including in its marketing materials, unless it first receives prior written approval of the relevant party(ies), which such approval may not be unreasonably withheld. Upon termination of this Agreement or withdrawal of any such approval, the parties shall immediately forthwith cease to use the name or any trade name, trademark, trade device, service mark, or symbol, or any abbreviation, contraction, or simulation thereof, of any other party except to the extent that continued use is required by applicable laws, rules, and regulations. Except with the written consent of an Acquired Investment Company, the Acquiring Investment Company shall not make any oral or written material representations concerning any Acquired Investment Company, any Acquired Fund, or Dimensional other than the information or representations contained in: (i) a registration statement or prospectus for an Acquired Investment Company, as amended or supplemented from time to time; (ii) published reports or statements of an Acquired Fund that are in the public domain or approved by an Acquired Investment Company or Dimensional; or (iii) sales literature or other promotional material of an Acquired Investment Company.

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(b) Assignment. This Agreement may not be assigned by any party without the prior written consent of the other parties. This Agreement is binding upon, and inures to the benefit of, the parties hereto, and their respective successors and assigns. Notwithstanding the foregoing, the Acquired Investment Company acknowledges that the Acquiring Investment Company expects to undergo an indirect change in control in the first quarter of 2022 and hereby consents to such change in control.

(c) Amendment. This Agreement may be amended only by a writing that is signed by each party, except with respect to the contact information included in Section 5, which may be amended from time to time by any party upon written notice to the other parties.

(d) Several Liability. In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Acquiring Investment Company or to the Acquiring Funds’ directors, trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other series of the applicable Acquired Investment Company or to the Acquired Funds’ directors, trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

(e) Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

(f) Use of Terms. Unless indicated otherwise, any term used but not defined in this Agreement shall be construed as defined in or interpreted under the Rule.

(g) Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(h) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Ohio National Fund, Inc., on behalf of the Acquiring Funds listed on Schedule A to this Agreement, severally and not jointly

/s/ Tara York
Tara York Title: President

DFA Investment Dimensions Group Inc., on behalf of the Acquired Funds listed on Schedule B to this Agreement, severally and not jointly

/s/ Carolyn L. O
Carolyn L. O
Title: Vice President and Secretary

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SCHEDULE A

List of Acquiring Funds of the Acquiring Investment Company to which the Agreement Applies

OHIO NATIONAL FUND, INC.

ON Moderately Conservative Model Portfolio

ON Balanced Model Portfolio

ON Moderate Growth Model Portfolio

ON Growth Model Portfolio

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SCHEDULE B

List of Acquired Funds of the Acquired Investment Company to which the Agreement Applies

DFA INVESTMENT DIMENSIONS GROUP INC.

International Core Equity Portfolio*

Emerging Markets Portfolio**

*	A Stand Alone Acquired Fund in which an Acquiring Fund and the members of the Advisory Group collectively may own up to 25% of the Stand Alone Acquired Fund’s total outstanding voting securities.

**	An Acquired Fund that is a Feeder Fund investing in a Master Fund (which may also be a Stand Alone Acquired Fund) in which an Acquiring Fund and the members of the Advisory Group collectively may own up to 25% of the corresponding Master Fund’s total outstanding voting securities.
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